Exhibit 99.1

NEWS RELEASE

Contact: Bruce Frymire

Director, Corporate Communications & Investor Relations

650.965.6042 bfrymire@cybersource.com

CyberSource Achieves Record Revenue,

Net Income and Transaction Volume in Q4

$10.4 million revenue, 127 million transactions processed

MOUNTAIN VIEW, Calif. – January 27, 2005 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced financial results for its fourth quarter and year ended December 31, 2004.

•	Revenue was $10.4 million for the fourth quarter of 2004, a 35% increase compared to $7.7 million for the same period in 2003.

•	Net income was $2.7 million or $0.07 per share for the fourth quarter compared to $56,000 or $0.00 per share for the same period last year. Net income in the fourth quarter of 2004 included a $1.5 million reversal of previously recorded restructuring charges related to the company’s lease on its Mountain View facility. See below for further details on the reversal of these restructuring charges.

•	Transaction volume was 127.2 million for the fourth quarter, a 48% increase compared to the 85.8 million transactions processed in the same period last year.

•	CyberSource added approximately 1,600 new customers in the fourth quarter, a 305% increase over the 395 added in the fourth quarter of 2003.

“These fourth quarter results are a great ending to a record-setting year,” said Bill McKiernan, CyberSource chairman and CEO. “CyberSource processed over 436 million transactions during 2004, a 50% increase over the year before. This growth was not confined to a few customers, but was accomplished by transaction growth across our installed base as well as from new customers we added in 2004. We added more customers in the fourth quarter than we added in all of 2003. We have had considerable success in penetrating the small and medium business market this year. This success was in part due to the number of financial institutions and technology partners that chose to resell CyberSource as their preferred gateway offering. We are also especially pleased by the market acceptance of two new products that we believe are important to our future growth, global payments and risk management.”

Fourth Quarter 2004 Financial Highlights

Revenue: Total revenue of $10.4 million for the quarter surpassed previous guidance of $9.6 million. Transaction and support services revenue was $8.5 million, enterprise software and professional services revenue were $0.8 million and $1.1 million, respectively. The increase in total revenue was due primarily to broad-based transaction volume growth.

Gross profit/margin: The Company recorded gross profit of $6.7 million in the fourth quarter compared to $5.5 million in the same period last year. Gross margin decreased from 71% in the fourth quarter last year to 64% in the fourth quarter of 2004. The decrease in gross margin is due in part to an increase in revenue from our global payment initiative which has a higher gross profit contribution but a lower associated gross margin.

Operating expenses: Operating expenses for the fourth quarter of 2004 were $4.2 million compared to $5.5 million in the same period last year. Included in operating expenses in the fourth quarter of 2004 is a $1.5 million reversal of previously recorded restructuring charges. These charges, which were recorded in the fourth quarter of 2001 and subsequent quarters, represented future rent related to unoccupied space at our Mountain View facility. During the fourth quarter of 2004, the Company reviewed its future facility needs and determined that its forecasted growth would require the utilization of this unoccupied space during 2005. As a result, the Company extended the lease on its Mountain View facility through 2011 and reversed the remaining balance of previously recorded restructuring charges related to this facility. In addition, effective January 1, 2007, the Company’s monthly lease payment for its Mountain View facility will decrease from $208,800 to $80,640, a savings of approximately 61%.

Balance sheet: Cash, cash equivalents, and short-term investments increased by $800,000 during the fourth quarter from $43.9 million to $44.7 million. The Company has no long term debt.

2004 Financial Highlights

Revenue: For the year ended December 31, 2004, total revenue was $36.7 million compared to $27.5 million for the prior fiscal year, an increase of 33%.

Net income: Net income for the year was $4.5 million, or $0.12 per share, compared to last year’s net loss of $5.4 million or a net loss per share of $0.17. Net income in 2004 included a $1.5 million reversal of previously recorded restructuring charges related to the company’s lease on its Mountain View facility.

Other developments during the quarter

Customer growth detail:

•	CyberSource signed approximately 1,600 new customers in the fourth quarter of 2004. Included among the customers signed during the fourth quarter are Ariba, easyJet, online ticket seller RazorGator, Roxio, Sara Lee Direct, domain registrar The GoDaddy Group, and Viewsonic Corporation.

•	Existing customers that added new services or renewed agreements during the quarter include Analog Devices, DHL, Educational Testing Service, H&R Block, House of Blues, K-Swiss, Overstock.com, and UCLA.

Progress on key initiatives:

•	International. CyberSource UK customers processed a record 11.8 million transactions in the fourth quarter of 2004. CyberSource UK also signed a number of new enterprise customers during the quarter, including the previously mentioned easyJet, plus Debenham’s, a £1.9 billion department store chain with 106 stores in the UK and the Republic of Ireland, and Polaroid U.K.

•	Global Payment Types. The CyberSource global payment initiative continues to attract key customers. As of year end, the Company signed 31 customers for its Global Payment Suite, 16 of which are already processing transactions. There continues to be a strong pipeline of prospective customers. Global Payment Suite includes support for locally-preferred payment types (such as Switch/Solo in the U.K. and Carte Bleue in France), fraud prevention, export and tax compliance tools—all available through a single connection to CyberSource. Use of the Global Payment Suite also eliminates the need for merchants to establish multiple international banking relationships and provides consolidated reporting and reconciliation.

•	Decision Manager. As of year end, CyberSource has signed 41 customers for its Decision Manager service. The service was announced in June 2004 and has received an excellent reception from many CyberSource customers and prospects. CyberSource Decision Manager offers the industry’s most powerful anti-fraud tool, CyberSource Advanced Fraud Screen enhanced by Visa, combined with a system that automates order review and enables merchants to configure rules and control review processes.

•	Stock buyback program. The Board of Directors has authorized the use of up to $10 million for the repurchase of CyberSource common stock. The purchases will be made in the open market from time to time over the next twelve months as market and business conditions warrant. All purchases are subject to the availability of shares and, accordingly, there is no guarantee as to the timing or number of shares to be repurchased, if any. During 2004, the Company repurchased 930,200 shares of common stock at an average price per share of $4.61 for a total cost of approximately $4.3 million.

Operational uptime and reliablility.

•	CyberSource uptime during the fourth quarter averaged 99.97%.

Customer satisfaction

•	The company’s customer satisfaction level, derived from independent third party surveys, continues to be extraordinary. During the fourth quarter, 98% of customers contacted by an independent research firm said the Company had met or exceeded their expectations. The overall satisfaction rating from customers based on these independent surveys conducted every month during 2004 was also 98%.

Public call/web cast details

CyberSource will host a public conference call today, January 27, 2005, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss the fourth quarter results and current business developments. The call can be accessed in either of the following ways:

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through February 11, 2005.

Live conference call

Dial 888-542-8515 (U.S. and Canada) 706-634-2163 (International). The call’s ID number is: 3196846.

A taped replay of this call will be available until February 11, 2005. The dial-in numbers for the taped replay are 800-642-1687 (U.S.) 706-645-9291 (Non U.S.). The call’s ID number is 3196846.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center/IVR, and POS environments and manage fraud risk associated with card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes enterprise-wide commerce transaction systems. Over 6,000 businesses use CyberSource solutions, including half of the Dow Jones Industrial companies. The Company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding: (1) the Company’s success in penetrating the small and medium market; (2) market acceptance of new products in the global eCommerce and risk management areas; (3) needing additional space to support forecasted growth; (4) the Company’s global payment initiative attracting key customers and the pipeline for such customers; (5) CyberSource Advanced Fraud Screen enhanced by Visa being the industry’s most powerful anti-fraud tool; (6) market reception of the Decision Manager service, and (7) future stock repurchases by the company. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in customer needs, new products and services offerings by the Company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 11, 2004, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

(Tables to follow.)

For more information visit http://www.cybersource.com

Or email to info@cybersource.com or ir@cybersource.com

© 2005 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. All other brands and product names are trademarks or registered trademarks of their respective companies.

CyberSource Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Transaction and support	$8,452	$6,054	$28,737	$21,654
Enterprise software	790	845	3,443	3,867
Professional services	1,149	780	4,529	1,982

Total revenues	10,391	7,679	36,709	27,503

Cost of revenues:
Transaction and support	2,971	1,777	9,389	7,858
Enterprise software	122	95	509	484
Professional services	618	354	2,125	951

Total cost of revenues	3,711	2,226	12,023	9,293

Gross profit	6,680	5,453	24,686	18,210

Operating expenses:
Product development	1,846	1,737	6,772	7,529
Sales and marketing	2,495	2,377	10,065	11,164
General and administrative	1,401	1,059	5,551	4,942
Restructuring charge	(1,493)	322	(1,493)	467

Total operating expense	4,249	5,495	20,895	24,102

Income (loss) from operations	2,431	(42)	3,791	(5,892)
Loss on investment in joint venture	—	—	—	(175)
Interest income, net	214	98	695	625

Income (loss) before taxes	2,645	56	4,486	(5,442)

Income tax provision (benefit)	(30)	—	25	—

Net income (loss)	$2,675	$56	$4,461	$(5,442)

Basic net income (loss) per share	$0.08	$0.00	$0.13	$(0.17)

Diluted net income (loss) per share	$0.07	$0.00	$0.12	$(0.17)

Weighted average number of shares used in computing basic net income (loss) per share	33,322	33,079	33,448	32,860

Weighted average number of shares used in computing diluted net income (loss) per share	35,852	34,779	35,884	32,860

CyberSource Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
Assets

Current assets:
Cash, cash equivalents and short-term investments	$44,703	$44,361
Accounts receivable, net	6,494	4,828
Prepaid expenses and other current assets	2,052	3,052

Total current assets	53,249	52,241

Property and equipment, net	1,746	2,195
Other noncurrent assets	285	371

Total assets	$55,280	$54,807

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$392	$500
Other accrued liabilities	5,549	8,279
Deferred revenue	1,840	1,833

Total current liabilities	7,781	10,612

Total stockholders’ equity	47,499	44,195

Total liabilities and stockholders’ equity	$55,280	$54,807